Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-52280 and No. 333-88240 on Form S-8 of our reports dated March 17, 2008, relating to the financial statements and financial statement schedule of PRIMEDIA Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, the provisions of United States Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, and the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes), and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of PRIMEDIA Inc. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 17, 2008